Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Amendment No. 6 to Form S-4 of our report dated March 25, 2025 relating to the financial statements of Trailblazer Merger Corporation I appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum llp

New York, NY

January 7, 2026